Exhibit 99.1

**For Immediate Release**	For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Rich Jacobson, Executive Vice President and Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc.

Announces Authorization for Payment of a Special Cash Dividend

from First Savings Bank Northwest to its Parent Company

Renton, Washington – November 17, 2014 - First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Savings Bank Northwest (the “Bank”), today announced that the FDIC had approved the payment of a $70.0 million special cash dividend by the Bank to the Company, less any dividends paid by the Bank to the Company during the current fiscal year. The Bank currently maintains a capital position well in excess of regulatory minimums to be considered “Well-Capitalized” and its Board of Directors will determine the exact timing of the payment of the special cash dividend to the Company. The FDIC requires the dividend payment to be made within 12 months of the approval.

The payment of the special dividend will be used to support the operations of the Company consistent with its Business Plan; including expanding the Company’s stock repurchase program, the payment of cash dividends to shareholders, for other opportunities that may arise, and for ongoing operating expenses of the Company.

“We are delighted to receive the FDIC’s approval of the payment of a special dividend by the Bank that reflects the Bank's significant capital strength and will provide us with the flexibility, if we so choose, to continue and/or increase our share repurchase program and shareholders’ dividends,” stated Joseph W. Kiley III, President and Chief Executive Officer of the Company and the Bank.

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. For additional information, please visit the Bank’s website at www.fsbnw.com and click on the “Investor Relations” section.

Forward-looking statements:
This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our risk factors contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.  Such forward-looking statements speak only as of the date of this release.  The Company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Company’s expectations of results or any change in events.